Exhibit 10.2

EMPLOYMENT AGREEMENT

SECOND AMENDMENT

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) dated as of January 1, 2015 (the "Effective Date") between Stratex Oil & Gas Holdings, Inc., a Colorado corporation having its principal place of business at 30 Echo Lake Road, Watertown, CT 06795 (the "Company"), and Stephen P. Funk , an individual residing in the State of Connecticut ("Executive"), hereby amends the Employment Agreement dated April 1, 2012 and the First Amendment to the Employment Agreement dated November 26, 2013.

WHEREAS, the oil & gas industry is currently experiencing a reduction in the pricing for oil causing the cash flow of the Company to be reduced;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is essential and in the best interest of the Company and its stockholders to reduce the Executives’ compensation during this period of reduced Company cash flow; and

WHEREAS, the Executive is willing to reduce his compensation to assist the Company and agrees to reduce his compensation subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the parties agree to amend the following paragraphs of the Employment Agreement dated April 1, 2012 of the Executive as follows:

Paragraph 3(a) Salary shall be amended to read:

3 (a) Salary. The Company shall pay to the Executive for the services to be rendered by the Executive hereunder, a salary to be determined by the Board of Directors. Executive’s base salary may be reviewed and further adjusted from time to time by the Board in its discretion The salary shall be payable in accordance with the Company's regular policies, subject to applicable withholding and other taxes.

Paragraph 5 (c) Good Reaseon shall be amended to read:

5(c) Good Reason. For purposes of this Agreement the term “Good Reason,” shall mean any of the following:

(i) a Major Event;

(ii) the assignment to the Executive by the Company of duties in connection with, or a substantial alteration in the nature or status of, Executive's responsibility on the later of the date of this Agreement or on the last date on which such responsibilities are increased;

(iii) a reduction by the Company in the Executive's base salary as Amended by this Amendment to Employment Agreement: or

(iv) any breach by the Company of any material provision of this Agreement; provided, however, that the Executive shall give written notice to the Company which shall indicate those specified provisions in this Agreement relied upon and which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination; or

The remaining paragraphs of the Employment Agreement dated April 1, 2012 and the First Amendment to the Employment Agreement dated November 26, 2013 between the Company and the Executive shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have signed this Amendment to Employment Agreement as of the date first above written.

STRATEX OIL & GAS HOLDINGS, INC.

By:	Alan Gaines	Stephen P. Funk
	Alan Gaines	Stephen P. Funk
Chairman of the Board